Exhibit 99.2
For Immediate Release
American Axle & Manufacturing Announces Proposed
Private Placement of Senior Secured Notes
Detroit, Michigan, December 7, 2009 — American Axle & Manufacturing Holdings, Inc. (“Holdings”), which is traded as AXL on the NYSE, announced today that its wholly owned subsidiary, American Axle & Manufacturing, Inc. (“AAM”), is planning an offering of senior secured notes in an offering exempt from the registration requirements of the Securities Act of 1933.
The notes will bear interest at a rate to be determined at pricing and will be unconditionally guaranteed on a senior secured basis by Holdings and certain of AAM’s present and future wholly owned domestic subsidiaries. The notes and the guarantees will be secured, subject to certain permitted liens and other exceptions and to certain limitations with respect to enforcement by substantially all of AAM’s, Holdings’ and the guarantors’ assets on a first-priority basis equally and ratably with AAM’s, Holdings’ and the guarantors’ obligations under the existing revolving credit agreement and certain other first lien obligations.
AAM intends to use the net proceeds to repay all amounts outstanding under the Amended and Restated Credit Agreement dated as of June 14, 2007, as amended and restated as of September 16, 2009 (the “Term Loan Agreement”), among AAM, Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as collateral agent, and to repay certain outstanding loans under the Revolving Credit Agreement dated as of January 9, 2004, as amended and restated as of September 16, 2009 among AAM, Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Revolving Credit Agreement”). In connection with the repayment of loans under the Revolving Credit Agreement AAM will also reduce certain commitments under such agreement.
The senior notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions; our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with General Motors LLC (“GM”); reduced purchases of our products by GM, Chrysler LLC (“Chrysler”) or other customers; reduced demand for our customers’

products (particularly light trucks and sport utility vehicles (“SUVs”) produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; the impact on us and our customers of requirements imposed on, or actions taken by, our customers in response to the U.S. government’s ownership interest, the Troubled Asset Relief Program or similar programs; our ability to continue to achieve cost reductions through ongoing restructuring actions; additional restructuring actions that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’, our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to continue to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; currency rate fluctuations; our ability and our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy regulations); adverse changes in the political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
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For more information...

Christopher M. Son	David Tworek
Director, Investor Relations and	Manager, Communications
Corporate Communications	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com